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                                                                    EXHIBIT 99.4


                           [Letterhead of Clare, Inc.]


                                   May 6, 2002


United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Ladies and Gentlemen:

Arthur Andersen LLP ("Andersen") has represented to Clare, Inc. as follows in connection with its audit of the company's consolidated financial statements for the three years ended March 31, 2001 and its report dated May 6, 2002:

         - that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards,

         - that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation, and

         - that availability of personnel at foreign affiliates of Andersen was not relevant to that audit.

This letter is based solely upon written representations dated May 6, 2002 received from Andersen.

                                                      Very truly yours,
                                                      CLARE, INC.


                                                      /s/ Harry Andersen
                                                      Harry Andersen
                                                      Chief Financial Officer